RELEASE AND NON-COMPETITION AGREEMENT

        This RELEASE AND NON-COMPETITION AGREEMENT (the “Agreement”) is made by and between Glen H. Hiner (“Hiner”), for himself and his heirs, executors, successors and assigns, and Owens Corning, and each of its subsidiaries, predecessors, successors, affiliated entities and past, present and future officers, directors, employees, agents, attorneys and assigns (all collectively, “OWENS CORNING” for purposes of this Agreement);

        WHEREAS, it being the desire of the parties, for good and valuable consideration, (i) to memorialize certain non-competition, non-solicitation and non-disclosure agreements between the parties and (ii) to amicably resolve all areas of actual and potential claims, disputes, and responsibilities, arising out of Hiner’s employment and retirement from employment with OWENS CORNING, in accordance with the terms set forth below;

        NOW, THEREFORE, in consideration of the mutual promises and obligations recited herein:

        1.        Hiner agrees that his last date of employment with OWENS CORNING will be April 18, 2002 (the “Retirement Date”), and further agrees that he is resigning from all Boards of Directors for all corporations owned in whole or in part by OWENS CORNING, including the Owens Corning Board of Directors, as of the date this Agreement is executed by all parties.

        2.        Hiner fully and forever releases and discharges OWENS CORNING from any and all claims and actions of every kind, nature and description, including any claim under the Age Discrimination In Employment Act as amended, the Older Worker’s Benefit Protection Act, breach of express or implied contract, violation of ERISA, and/or all other claims or derivative claims of tortuous conduct, statutory or constitutional violation, whether in law or equity, known or unknown, of every kind, nature and description, including all claims arising out of or in connection with Hiner’s employment or retirement from employment with OWENS CORNING, up to the date of the signing of this Agreement, excluding only: (a) claims for indemnification or relating to insurance coverage for services performed as an employee, officer or director, and/or claims for indemnification under paragraph 3 of this Agreement, and (b) claims to enforce any provisions of this Agreement.

        3.        OWENS CORNING forever releases and discharges Hiner from any and all claims and actions of every kind, nature and description, whether in law or equity, known or unknown, up to the date of the signing of this Agreement, excluding only claims to enforce any provisions of this Agreement. OWENS CORNING shall also indemnify and hold Hiner harmless from and against any claims, charges, liabilities, obligations, or actions asserted against Hiner which arise out of or relate in any way to Hiner’s employment with OWENS CORNING, this Agreement, or any services provided by Hiner under this Agreement. Such indemnification is in addition to any existing indemnification rights and shall extend to any and all liabilities, expenses, costs, damages and/or losses of any kind, including attorney fees and all expenses in connection with the defense against any claim.

        4.        Hiner agrees to cooperate and assist in the prosecution and defense of any lawsuit or other adversarial proceeding presently pending or which may in the future be filed by or against OWENS CORNING. Hiner also agrees, upon request, to cooperate and assist OWENS CORNING when dealing with its creditors and their Committees. Hiner further agrees to make himself available for reasonable consulting assistance to OWENS CORNING’S Chief Executive Officer and/or Chairman, as requested. Hiner shall be entitled to reimbursement from OWENS CORNING for any reasonable costs and expenses incurred by him in providing such cooperation, assistance, or consulting, together with a daily consulting fee in an amount equal to a per diem amount based on Hiner’s final salary at the time of his retirement.

        5.        Hiner agrees that for a period of five (5) years beginning on his Retirement Date, he will not directly or indirectly: (i) induce or attempt to induce any employee of OWENS CORNING to leave the employ of OWENS CORNING or in any way interfere with the relationship between OWENS CORNING and any employee thereof; or (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of OWENS CORNING to cease doing business with OWENS CORNING, or in any way interfere with the relationship between such customer, supplier, licensee or business relation of OWENS CORNING.

        6.        Hiner acknowledges that in the course of his employment with OWENS CORNING he acquired confidential and proprietary information regarding OWENS CORNING’S operations, assets, liabilities, businesses and practices, and Hiner understands and agrees that he (a) will keep such information including all OWENS CORNING files, information, and materials confidential at all times; (b) will not disclose or communicate such OWENS CORNING information to any person or persons unless first authorized in writing by OWENS CORNING; and (c) will not make use of such information on his own behalf or on the behalf of any other person, persons or entities unless he first obtains authorization from OWENS CORNING in writing. In view of the nature of Hiner’s employment and the nature of the OWENS CORNING’S information that Hiner has received and generated during the course of his employment, Hiner agrees that any unauthorized disclosure to any person or persons of such OWENS CORNING information would cause irreparable damage to OWENS CORNING, and therefore, OWENS CORNING shall be entitled to seek an appropriate injunction and legal remedies in a court of appropriate jurisdiction. If required by operation of law to disclose any such information, or in the course of defense or prosecution of any action, Hiner may do so provided that he first notifies OWENS CORNING’S General Counsel, in writing via fax and U.S. mail, within 24 hours of his receipt of the underlying court order/subpoena (enclosing same), in order to provide OWENS CORNING with the opportunity to respond to said subpoena/court order.

        7.        Hiner agrees that during the remainder of his employment and for a period of five (5) years thereafter, he will not, directly or indirectly, engage in, be engaged by (including engagement for consulting or advising), provide services for or have any interest in, any other person, firm, corporation or entity which conducts any activity competitive with the business of OWENS CORNING; provided however, that nothing contained herein shall restrict Hiner from owning 1% or less of the corporate securities of any competitor of the Company where these securities are listed on any national securities exchange or traded actively in the national over-the-counter market. Hiner further agrees that he will not at any time engage in any form of conduct, or make any statements or representations, that disparage or otherwise impair the reputation, goodwill or business interests of OWENS CORNING, its management, directors or officers.

        8.        Hiner recognizes the broad scope of the foregoing covenants, but expressly agrees that they are reasonable in light of the worldwide scope of the business conducted by OWENS CORNING. If any court or tribunal of competent jurisdiction shall refuse to enforce the foregoing covenants because the time limit applicable thereto is deemed unreasonable, it is expressly understood and agreed that such covenants shall not be void, but that for the purpose of such proceedings and in such jurisdictions such time limitation shall be deemed to be reduced to the extent necessary to permit enforcement of the covenants. If any court or tribunal of competent jurisdiction shall refuse to enforce any or all of the foregoing covenants because they are more extensive (whether as to geography, the scope of business or otherwise) than is deemed reasonable, it is expressly understood and agreed between the parties hereto that such covenants shall not be void, but that for the purpose of such proceedings and in such jurisdictions, the restrictions contained herein (whether as to geography, the scope of business or otherwise) shall be deemed to be reduced to the extent necessary to permit enforcement of the covenants.

        9.        In consideration for the promises set forth in this Agreement, OWENS CORNING agrees to provide Hiner or his estate with the following: (a) $95,000 per year, payable monthly in arrears, for each of the first three years following the Retirement Date; and (b) $75,000 per year, payable monthly in arrears, for each of the fourth and fifth years following the Retirement Date.

        10.        Hiner acknowledges and agrees that he has had adequate time to read and review this Agreement, and was advised to consult with legal counsel. Hiner acknowledges that he was given a period of 21 days within which to consider this Agreement before signing it. Hiner also understands that during the seven-day period following his execution of this Agreement that he may revoke same, and that this Agreement will not become effective until the seven-day revocation period has expired without his exercise of his right to revoke.

        11.        OWENS CORNING represents and warrants that the officer executing this Agreement has full authority to sign and bind the Corporation.

IN WITNESS WHEREOF, Hiner has executed this Agreement, consisting of three pages and eleven numbered paragraphs, as his free act and deed this 19th day of June 2002.

/s/ Glen H. Hiner
Glen H.Hiner

On this 19th day of June 2002, Glen H. Hiner personally appeared before me and has executed this Release and Non-Competition Agreement as his free act and deed.

/s/ Pragna A. Patel
Notary Public
Owens Corning:	My Commission Expire: Dec. 15, 2004
Commission #1287358

/s/ Edward Mirra,Jr.
By: Edward Mirra, Jr.,
Senior Vice President, Human Resources

On this 17th day of July 2002, Edward Mirra, Jr., personally appeared before me and has executed this Release and Non-Competition Agreement as his free act and deed.

/s/ Elizabeth Stamplis
Notary Public
My Commission Expires: 7/23/06